EXHIBIT 99.2

CHARYS HOLDING COMPANY, INC. COMPLETES
$175 MILLION FINANCING

ATLANTA (February 20, 2007) - Charys Holding Company, Inc. (“Charys” or the “Company”) (OTCBB: CHYS) announced that on February 16, 2007, it completed a $175 million private offering of securities to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  Charys also granted to the initial purchaser an option to purchase and sell an additional $26.25 million of securities during the 45-day period following the closing of the offering.

The net proceeds of this offering will be used toward the payments due under existing purchase agreements for the Cotton group of companies, Complete Tower Sources, Inc. and Mitchell Site Acquisition Inc., to refinance other indebtedness and for working capital and other general corporate purposes.

The securities were sold to qualified institutional buyers in separable Units, each consisting of $1,000 principal amount of 8 ¾% Senior Convertible Notes due February 16, 2012, and Warrants to purchase 333.333 shares of Charys’ common stock at $4 per share and Warrants to purchase 333.333 shares of Charys’ common stock at $5 per share, in each case, subject to adjustment under certain circumstances.  The Warrants expire on February 16, 2012.  The notes are initially convertible into 444.444 shares of Charys’ common stock per $1,000 principal amount ($2.25 per share), and are provisionally redeemable by the Company after two years if the Company’s common stock reaches certain specified stock prices and certain other conditions are met.  A cash reserve covering the first two quarters of interest due under the Notes has been set aside out of the net proceeds of the offering.  Charys plans to file a registration statement covering the resale of the notes, the warrants and the underlying common shares.  Charys is not obligated to pay any penalties to the holders with respect to registration of the notes, warrants and underlying common shares which cannot be registered under SEC Rule 415. The number of shares of common stock that may be acquired through conversion of the notes and exercise of warrants is limited to 9.999% of the total Company shares issued and outstanding. The Notes and Warrants are expected to trade on the PORTAL Market, or directly between qualified buyers.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Units nor shall there be any sale of the Units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.  Any offers of the Units will be made only to qualified institutional buyers by means of a private offering memorandum.  Neither the Units, nor the Notes and Warrants underlying them, nor the shares of common stock issuable upon the conversion of the Notes or exercise of the Warrants, have been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements, including, but not limited to, the successful integration of the Cotton Companies, Complete Tower Sources, Inc. and Mitchell Site Acquisition, Inc. into Charys, are based upon Charys’ current expectations and speak only as of the date hereof.  Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions.  Charys’ Annual Report on Form 10-KSB, recent and forthcoming Quarterly Reports on Form 10-QSB, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect Charys’ business, results of operations and financial condition.  Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Charys Holding Company, Inc.
Main Phone:  678-443-2300
Fax:  678-443-2320
irdept@charys.com

or

Corporate Evolutions, Inc.
Investor Relations:
Fred Lande, 516-482-6565
Fax:  516-482-6099
info@corporateevolutions.com

Source:  Charys Holding Company, Inc.